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                                                                   Exhibit 10.20


                          CORPORATE SERVICES AGREEMENT

         This CORPORATE SERVICES AGREEMENT (the "Agreement"), is effective as of March 29, 2000 (the "Effective Date"), by and between THE TITAN CORPORATION, a Delaware corporation ("Titan") and CAYENTA, INC., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, Titan is the common parent of an affiliated group of corporations which includes the Company (the "Titan Group");

         WHEREAS, Titan is the principal stockholder of the Company and the Company has become a member of the Titan Group;

         WHEREAS, the Company and its majority-owned subsidiaries require certain administrative support in the conduct of its business; and

         WHEREAS, Titan wishes to offer and provide such support to the Company, and the Company wishes to accept such support, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, the parties agree as follows:

1.       SCOPE OF AGREEMENT.

         Titan hereby agrees to provide or make available certain administrative support and related services to the Company and/or its majority-owned subsidiaries ("Services") in accordance with the terms and conditions of this Agreement. Titan shall also provide such additional support or services to the Company and/or its majority-owned subsidiaries pursuant to this Agreement as Titan and the Company may mutually agree. The Services shall be performed in the manner, to the extent and at a time substantially consistent with the manner in which Titan performs administrative or other services for its own benefit.

2.       SERVICES.

         2.1 TYPES OF SUPPORT SERVICES. Services under this Agreement shall be for support of the type described below:

                  (a) ACCOUNTING SERVICES. Titan shall provide bookkeeping and accounting services, including the maintenance of books and records of the Company's financial operations, stock option accounting services, internal audit support services, and review of compliance with financial and accounting procedures. Titan shall assist the Company in the preparation of Securities and Exchange Commission and NASDAQ Stock Market filings, including without limitation, Forms 8-K, 10-Q and 10-K, annual and quarterly reports to stockholders and proxy statements and proxies and assist in the solicitation of proxies.


                                       1.
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                  (b) PAYROLL AND PERSONNEL SERVICES. Titan shall provide the following payroll and personnel services to the Company: administration of reasonable employee payroll matters and maintenance of general employee insurance obligations, establishment and management of an employee benefits program, management of a corporate human resources program relating to executive and employee recruiting, hiring and training of employees and their administration, and advice on employee relations and related issues, management of the Company's employee equity incentive plans and programs and establishment and management of retirement plans (including the establishment of a 401(k) Retirement Plan).

                  (c) MIS SERVICES. Titan shall provide reasonable management information services to the Company, including coordination of intercompany network services and database management services between Titan and the Company, information technology planning services and centralized procurement of hardware and software and custom software development. Titan may provide additional management information services as are mutually agreed between Titan and the Company. In addition, Titan shall allow the Company and its wholly owned subsidiaries to access, display and use software systems and programs owned by or licensed to Titan, except to the extent that Titan is precluded by its licenses from providing such access, display or use.

                  (d) LEGAL SERVICES. Titan shall consult with and advise the Company in determining the Company's need for legal services, including legal services from the Company's General Counsel and other legal counsel with respect to labor and personnel matters, compliance with applicable securities laws and regulations, government contracting laws and other applicable laws and regulations, litigation management, contract negotiation and preparation, merger and acquisitions, intellectual property protections, tax issues, preventive counseling and all matters relating to corporate governance of the Company. The Company shall be responsible for paying and shall bear the cost of all legal services provided to the Company.

                  (e) CONTRACTING SERVICES. Titan shall provide the Company reasonable contracting services as requested by the Company, including assistance with contract negotiations and administration of contracts.

                  (f) RISK MANAGEMENT. Titan shall provide the Company centralized insurance purchasing for liability, property, casualty and other normal business insurance and the handling of claims. Titan also shall provide the Company support for product, worker safety and environmental programs of the Company. Company acknowledges its primary responsibility for compliance with applicable laws and the establishment and implementation of such programs.

                  (g) TAX RELATED SERVICES. Titan shall assist the Company in the preparation of federal, state and local income tax returns, tax research and planning and assistance on tax audits or other tax-related controversies.

                  (h) CORPORATE RECORD KEEPING SERVICES. Titan shall maintain, on behalf of the Company, corporate records, including minutes of meetings of the board of directors and stockholders of Company, supervision of transfer agent and registration functions, maintenance of stock records, including the tracking of stock issuances and stock reservations, and maintenance of records relating to Section 16 and insider trading compliance.


                                       2.
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                  (i) FINANCIAL SERVICES. Titan shall provide to the Company the following financial services: (a) banking services administration, including bank account administration, loan administration, covenant compliance administration, maintenance of cash collection and disbursement systems and arrangement of letters of credit, foreign currency exchanges or conversion calculations and cash transfers; (b) financial management and information services, including centralized cash management, pension fund management, leasing, customer financing, financial analysis and providing information on foreign currency issues, risk assessment and hedging strategies and (c) investment banking services, including advice and support for equity and debt financings, managing Titan and the Company's relationships with debt rating agencies, analysis, advice, negotiation and other support for mergers and acquisitions, investor relations services and management of relationships with equity financial analysts. In connection with such services, Titan is authorized to (y) invest the funds deposited by the Company with Titan in taxable, tax-exempt or tax-preferred instruments of short or longer term duration based upon Titan's assessment of the Company's tax considerations and the Company's cash needs or (z) loan all or any portion of funds to Titan or any other subsidiary or affiliate of Titan at interest rates not less than would be received from comparable term taxable interest-bearing securities and on payment terms consistent with the Company's cash needs. Titan will advise the Company on a quarterly basis as to the earnings that the Company may expect on its cash deposits during the following quarter.

                  (j) CREDIT SERVICES. Titan shall assist the Company in identifying and obtaining cost-effective sources of financing consistent with the needs of Titan and its affiliated companies. Subject to entering into a reimbursement agreement, Titan may provide the Company with corporate guaranties or other credit support in connection with the Company's direct external financing transactions.

         2.2      PERFORMANCE OF SERVICES.

                  (a) PERFORMANCE. The Services shall be performed by Titan on an ongoing basis during the Term (as defined in Section 5.1 below), as reasonably required or requested by the Company.

                  (b) THIRD PARTY PROVISION OF SERVICES. At its option, Titan may provide any of the Services by contracting with a third party to provide such services. In such event, the Company shall continue to pay Titan directly for the services in accordance with Section 2.3 of this Agreement.

         2.3      CHARGE FOR SERVICES.

                  (a) DIRECT SERVICES. The Company shall reimburse Titan monthly for all Services directly attributable to the Company and/or its majority-owned subsidiaries at Titan's fully allocated cost, or in the case of Services provided by a third party at the invoiced amount to Titan.

                  (b) HUMAN RESOURCES FEE. For human resources related Services, the Company shall pay Titan an annual fee equal to the Company's percentage of Titan's annual cost


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of its human resource function, with the percentage being the percentage of the
Company's average headcount to the total Titan Group average headcount as of the last day of the last fiscal year and as of the end date of each of the four quarters of the current fiscal year ("Human Resources Fee"). Prior to the beginning of each fiscal year, Titan will estimate the Human Resources Fee for such fiscal year and Company shall pay Titan the estimated annual Human Resources Fee in twelve equal monthly installments. At the end of each fiscal year, Titan will calculate the actual Human Resources Fee and shall credit the Company for any overpayments against the first payments due on the Human Resources Fee for the new fiscal year and invoice the Company for any underpayments of the Human Resources Fee.

                  (c) CORPORATE SERVICES. For all other Services, the Company shall pay Titan an annual fee determined by the Company's percentage of Titan's annual cost of its central corporate services ("Corporate Services Fee"). The Company's percentage shall be the average of the following three percentages as of the final day of the last fiscal year and as of the end date of each of the four quarters of the current fiscal year: (i) the percentage of the Company's total payroll dollars of the total payroll of the Titan Group, (ii) the percentage of the Company's operating revenue to the total operating revenue of the Titan Group and (iii) the percentage of the average net book value of the sum of the Company's tangible capital assets plus inventories to the total average net book value of the Titan Group's tangible capital assets plus inventories; provided that Titan reserves the right to adjust the allocations for such Services based upon its assessment of the actual relative use of the central corporate services by the members of the Titan Group. Prior to the beginning of each fiscal year, Titan will estimate the Corporate Services Fee for such fiscal year and Company shall pay Titan the estimated annual Corporate Services Fee in twelve equal monthly installments. At the end of each fiscal year, Titan will calculate the actual Corporate Services Fee and shall credit the Company for any overpayments against the first payments due on the Corporate Services Fee for the new fiscal year and invoice the Company for any underpayments of the Corporate Services Fee of the Titan Group.

                  (d) INVOICES. The Company shall pay to Titan the aggregate amount specified in any invoice for services within ten (10) days of receipt by the Company.

3.       DUTIES OF THE COMPANY

         3.1 COOPERATION. The Company shall fully cooperate with Titan to permit Titan to perform its duties and obligations under this Agreement in a timely manner. The Company shall direct its officers, directors, employees, and agents ("Representatives") to (i) properly respond to requests by Titan for information, and (ii) if requested by Titan, meet with or consult with Titan regarding any manner related to the Services. The Company shall also promptly provide Titan with copies of any agreements, instruments or documents in possession of the Company as are reasonably requested by Titan, and promptly provide Titan with any notices or other communications that the Company may receive that may have any affect on Titan performance of the Services.

         3.2 ACCURACY OF INFORMATION. The Company shall be responsible for the completeness and accuracy of all information furnished to Titan by the Company and Representatives of the Company in connection with Titan's performance of the Services.


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4.       LIMITATION OF LIABILITY.

         The Company acknowledges that Titan is not in the business of providing Services and that Services are being provided pursuant to this Agreement as an accommodation to the Company. The Company's sole and exclusive remedy and Titan's sole and exclusive liability for any breach of by Titan of Section 2, and for any damages of the Company suffered or incurred directly or indirectly in connection with the provision of Services by Titan (whether any claim related to such damages arises in contract, in tort, by statute or otherwise), shall be the performance by Titan of Services at Titan's expense. Titan makes no warranty, express or implied, including any implied warranty of merchantability for a particular purpose or as to the performance of the Services furnished thereunder, nor any implied warranty arising from course of performance, course of dealing or usage of trade, all of which are hereby expressly disclaimed. Under no circumstances, including the failure of the essential purpose of any remedy, shall Titan be liable for any consequential, exemplary, punitive or incidental damages, including lost profits, regardless of whether Titan has been advised of the possibility of such damages.

5.       TERM AND TERMINATION.

         5.1 TERM. This Agreement shall begin as of the Effective Date and shall continue through March 29, 2001 ("Term"). This Agreement shall automatically renew at the end of the initial Term and each subsequent Term for successive one-year terms unless the Company notifies Titan at least 45 days prior to the end of the current fiscal year that it intends to terminate this Agreement or the Agreement otherwise terminates in accordance with Section 5.2.

         5.2 TERMINATION. This Agreement shall automatically terminate without any further action by either party on the date that the Company ceases to be a member of the Titan Group.

         5.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to this Section 5, all further obligation of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or liability arising from any prior breach by such party of the provisions of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the terms set forth in Sections 4, 5 and 6; and
(c) the Company shall remain liable for payment under Section 2.3 for any Services performed on or prior to the date of termination. Following termination, if Titan performs any Services for the Company on an as-requested basis or as required in the event that the Company is unable to arrange for another source for such services or as otherwise required by Titan in acting in its capacity as the majority stockholder of the Company, then Titan shall charge the Company, and the Company shall pay Titan, on a monthly basis, a fee equal to the market rate for comparable services. The obligations in this Section 5.3 shall survive termination of this Agreement.

         5.4 TERMINATION FEE. If the Agreement terminates pursuant to Section 5.2, then the Company shall pay Titan a termination fee equal to the estimated Corporate Services Fee and Human Resources Fees for the remaining months in the current fiscal year following the date of termination of this Agreement.


                                       5.
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6.       CONFIDENTIALITY, RECORDS.

         6.1 PROPRIETARY INFORMATION. All information furnished or disclosed by one party (a "Disclosing Party") to the other party (a "Receiving Party") in connection with the negotiation or performance of this Agreement, including but not limited to trade secrets, cost and pricing information, proprietary computer programs and algorithms, techniques, designs, drawings, prototypes, formulae or test data, relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter shall be deemed "Proprietary Information." of the Disclosing Party. Provided, however, that the term "Proprietary Information" shall not be deemed to include information which the Receiving Party can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, available in the public domain; (b) is known by the Receiving Party at the time of receiving such information; (c) is hereafter furnished to the Receiving Party by a third party without such third party violating an agreement with the Disclosing Party; (d) is independently developed by the Receiving Party without reference to the Proprietary Information or (e) is the subject of a written permission to disclose by the Disclosing Party.

         6.2 USE AND HANDLING OF PROPRIETARY INFORMATION. The Receiving Party shall maintain all Proprietary Information in trust and confidence and shall use at least the same degree of care regarding this information as it uses with respect to its own Proprietary Information to prevent it's unauthorized disclosure, use or publication. The Receiving Party may use such Proprietary Information only to the extent required to accomplish the intent of this Agreement. The Receiving Party shall not use the Proprietary Information for any purpose or in any manner which would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States.

         6.3 OWNERSHIP OF PROPRIETARY INFORMATION. All Proprietary Information (including all copies thereof) of a party hereto shall at all times remain the property of such Disclosing Party. No rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this Agreement.

         6.4 PERMITTED DISCLOSURE. A party may disclose Proprietary Information to its professional advisors, and may disclose such information if such disclosure is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof or is mandated by applicable law, provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and shall provide reasonable assistance to the Disclosing Party to a protective order, confidentiality order or other appropriate relief. Any compelled disclosure shall be limited to the maximum disclosure required by such order or applicable law.

         6.5 INJUNCTIVE RELIEF. Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by a Receiving Party, including, without limitation, the actual or threatened disclosure of Proprietary Information without the prior express written consent of the Disclosing Party, the Disclosing Party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.


                                       6.
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Accordingly, in the event of any breach or threatened breach by a Receiving
Party of any provisions of this Section 6, the Disclosing Party shall, in addition to all other remedies available to it, be entitled to specific performance of the Receiving Party's obligations under this Agreement.

7.       MISCELLANEOUS.

         7.1 TAXES. The Company shall pay any and all direct or indirect taxes arising out of payments made or due pursuant to this Agreement other than any income taxes payable by Titan.

         7.2 GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of California.

         7.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including any and all attachments or exhibits hereto, constitutes the entire, final and exclusive understanding and agreement between the parties with respect to the subject matter hereof. This Agreement may be amended, waived, discharged or terminated only by written agreement of the parties.

         7.4 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, this Agreement shall continue in full force and effect without said provision.

         7.5 FORCE MAJEURE. In the event that a party's performance under this Agreement, other than the Company's obligation to make payments, shall be interrupted or delayed by the occurrence of any event beyond the reasonable control of such party, then such party shall be excused from performance during the period of time when the interruption occurred.

         7.6 CAPTIONS. The captions and heading to Sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe the meaning or the interpretation of this Agreement.

         7.7 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon Titan, the Company and their successors and assigns. The provisions of this Agreement are for the sole benefit of Titan and the Company and the creditors and stockholders of Titan and the Company are not intended beneficiaries of this Agreement.

         7.8 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         7.9 STATUS. Titan shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company or bind or commit the Company to any agreement or obligation.


                                       7.
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         7.10 OTHER ACTIVITIES OF TITAN. The Company recognizes that Titan now renders and may continue to render administrative, management and other services to other companies in the Titan Group and other companies that may or may not have policies and conduct activities similar to those of the Company. Titan shall be free to render such services and the Company hereby consents thereto. Titan shall only devote so much of its time and attention to the performance of its duties under this Agreement as Titan deems reasonable or necessary to perform the Services required thereunder.





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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the respective parties as of the respective dates set forth above.


                                           THE TITAN CORPORATION
                                           a Delaware corporation


                                           By: /s/ Deanna H. Petersen
                                              ------------------------------
                                           Print Name: Deanna H. Petersen
                                                      ----------------------
                                           Title: Vice President,
                                                  Corporate Controller
                                                 ---------------------------


                                           CAYENTA, INC.,
                                           a Delaware corporation


                                           By: /s/ Edward M. Lake
                                               -----------------------------
                                           Print Name: Edward M. Lake
                                                      ----------------------
                                           Title: Chief Financial Officer
                                                 ---------------------------






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